Exhibit 99.1

For Immediate Release December 6, 2024

Insight Acquisition Corp Stockholders Approve Extension of Business Combination Period Through March 7, 2025

New York, NY — December 6, 2024 — Insight Acquisition Corp. (NASDAQ: INAQ) announced today that its stockholders have approved an extension of the time period by which the Company has to consummate an initial business combination (the “Business Combination Period”) from December 7, 2024, to March 7, 2025 (the "Extended Termination Date"). The extension was made through the adoption of the Fourth Extension Amendment to the Company’s amended and restated certificate of incorporation (the “Charter”), which was filed today with the Delaware Secretary of Sate.

Adoption of the Fourth Extension Amendment required approval by the affirmative vote of at least 65% of the Company’s outstanding shares of common stock. The proposal was approved by the Company’s stockholders holding 4,950,037 shares, representing approximately 75.93% of the Company's outstanding shares of common stock.

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About Insight Acquisition Corp.

Insight Acquisition Corp. (NASDAQ: INAQ) is a special purpose acquisition company formed solely to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Insight Acquisition Corp. is sponsored by Insight Acquisition Sponsor LLC. For additional information, please visit insightacqcorp.com.

About Alpha Modus

Alpha Modus is engaged in creating, developing and licensing data-driven technologies to enhance consumers' in-store digital experience at the point of decision. The company was founded in 2014 and is headquartered in Cornelius, North Carolina. Alpha Modus is party to a business combination agreement with Insight Acquisition Corp. (INAQ) whereby Alpha Modus plans to become a publicly trading company (the “Business Combination”). For additional information, please visit alphamodus.com.

Contacts:

Insight Acquisition Corp.
Chelsea Saffran
csaffran@Insightacqcorp.com

Alpha Modus
Shannon Devine
MZ Group
+1(203) 741-8841
shannon.devine@mzgroup.us